As Filed With the Securities and Exchange Commission on July 16, 2004

Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MTI TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3601802 (I.R.S. Employer Identification No.)

14661 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

2001 STOCK INCENTIVE PLAN

(Full title of the plan)

Thomas P. Raimondi, Jr.
Chairman, President and Chief Executive Officer
14661 Franklin Avenue
Tustin, California 92780
(Name and address of agent for service)

(714) 481-7800
(Telephone number, including area code, of agent for service)

Copy to:
Nick E. Yocca, Esq.
Stradling Yocca Carlson & Rauth, A Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered (1)(2)	Share (3)	Price (3)	Registration Fee
Common Stock, $.001 par value	1,015,008 shares	$1.68	$1,705,213	$216

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Registrant’s 2001 Stock Incentive Plan, which includes shares authorized to be issued pursuant to the awards granted under the Registrant’s 2001 Non-Employee Director Option Program, (the “2001 Plan”).

(2)	Represents 1,015,008 additional shares of common stock that are available for issuance under the 2001 Plan as a result of the automatic “evergreen” provision contained in the 2001 Plan. An aggregate of 4,000,000 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on August 3, 2001 (Registration No. 333-66716). An additional 974,528 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on January 18, 2002 (Registration No. 333-76972). An additional 987,382 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on February 10, 2003 (Registration No. 333-103065). An additional 2,500,000 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on September 23, 2003 (Registration No. 333-109060).

(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq SmallCap Market for the common stock on July 12, 2004, which was $1.68 per share.

     Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed for the purpose of registering additional securities of the same class as those registered under the currently effective Registration Statements on Form S-8 (Registration Nos. 333-66716, 333-76972, 333-103065 and 333-109060), relating to the 2001 Stock Incentive Plan (the “2001 Plan”) of MTI Technology Corporation (the “Registrant”), and the contents of that Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Initially, an aggregate of 4,000,000 shares of common stock were available for grant or award under the 2001 Plan, and such 4,000,000 shares were registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 3, 2001 (Registration No. 333-66716). On January 1, 2002, the shares of common stock available for issuance under the 2001 Plan increased by 974,528 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan, and such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 18, 2002 (Registration No. 333-76972). On January 1, 2003, the shares of common stock available for issuance under the 2001 Plan increased by 987,382 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan, and such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 10, 2003 (Registration No. 333-103065). On June 24, 2003, MTI’s Board of Directors approved an increase of 2,500,000 shares of common stock issuable under the 2001 Plan and on August 21, 2003, MTI’s stockholders approved such increase at MTI’s 2003 Annual Meeting of Stockholders. Such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 23, 2003 (Registration No. 333-109060). On January 1, 2004, the shares of common stock available for issuance under the 2001 increased by 1,015,008 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan. This Registration Statement on Form S-8 covers such increase of 1,015,008 shares of common stock, issuable under the 2001 Plan, bringing the total number of shares authorized thereunder to 9,476,918.

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 3, 2004, filed on July 1, 2004, as amended on July 15, 2004;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)	The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description; and

(d)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

4.1.	MTI Technology Corporation 2001 Stock Incentive Plan (incorporated by reference to Appendix C of the Registrant’s definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, filed July 15, 2003).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP.

23.3	Consent of Independent Registered Public Accounting Firm – KPMG LLP.

24.1	Power of Attorney (included on the signature page to the Registration Statement).

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on the 16th day of July, 2004.

MTI Technology Corporation
By:	/s/ TODD SCHAEFFER
Todd Schaeffer
Chief Financial Officer and Secretary

POWER OF ATTORNEY

     We, the undersigned directors and officers of MTI Technology Corporation, do hereby make, constitute and appoint Thomas P. Raimondi, Jr. and Todd Schaeffer, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS P. RAIMONDI Thomas P. Raimondi, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 16, 2004

/s/ TODD SCHAEFFER Todd Schaeffer	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 16, 2004

/s/ FRANZ L. CRISTIANI Franz L. Cristiani	Director	July 16, 2004

/s/ VAL KREIDEL Val Kreidel	Director	July 16, 2004

/s/ DARCY G. MOTT Darcy G. Mott	Director	July 16, 2004

/s/ MICHAEL PEHL Michael Pehl	Director	July 16, 2004

/s/ JOHN REPP John Repp	Director	July 16, 2004

/s/ KENT D. SMITH Kent D. Smith	Director	July 16, 2004

/s/ RALPH J. YARRO, III Ralph J. Yarro, III	Director	July 16, 2004

EXHIBIT INDEX

Exhibit
Number	Description
4.1	MTI Technology Corporation 2001 Stock Incentive Plan (incorporated by reference to Appendix C of the Registrant’s definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, filed July 15, 2003).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP.

23.3	Consent of Independent Registered Public Accounting Firm – KPMG LLP.

24.1	Power of Attorney (included on the signature page to the Registration Statement).